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                                                                    Exhibit 99.1

CITIGATE SARD VERBINNEN                                            NEWS


FOR IMMEDIATE RELEASE

                               Contact: George Sard/Anna Cordasco/Paul Caminiti
                                        Citigate Sard Verbinnen
                                        212/687-8080



               NEW VALLEY TO RECEIVE $58 MILLION DISTRIBUTION FROM
                  SALE OF INTEREST IN RUSSIAN TOBACCO BUSINESS

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         MIAMI, FL, JUNE 15, 2000 -- New Valley Corporation (OTC: NVAL)
announced today that its affiliate, Vector Group Ltd. (NYSE: VGR), has entered into a definitive agreement to sell Vector Group's Russian tobacco business, Liggett-Ducat Ltd., to Gallaher Group Plc (LSE: GLH) for $400 million. Through its investment in Western Realty Development LLC, New Valley will receive approximately $58 million in cash proceeds from the sale.

         Under the agreement, Gallaher will purchase Western Tobacco Investments LLC, through which Vector Group holds its 99.9% interest in Liggett-Ducat, and additional land adjacent to the new factory. The proceeds generated from the sale will be divided among Vector Group and Western Realty Development, a joint venture between New Valley and Apollo Real Estate Investment Fund III, L. P., which provided financing. Of the cash proceeds from the transaction after expenses, Vector Group will receive approximately $200 million. New Valley, in which Vector Group owns a 55.6% controlling interest, will receive approximately $58 million and Apollo will receive approximately $69 million.

         The transaction is expected to close in the third quarter of 2000 and is conditioned upon receipt of Russian antitrust and environmental approvals and other customary closing conditions.

         New Valley is principally engaged in the investment banking and brokerage business, through Ladenburg Thalmann & Co. Inc., the real estate business in Russia, through BrookeMil Ltd. and Western Realty, and investment in Internet-related businesses.


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